Exhibit (h)(4)(i)

January 31, 2024

Natixis Funds Trust I

Loomis Sayles Funds I

Loomis Sayles Funds II

888 Boylston Street, Suite 800

Boston, MA 02199-8197

Re: Fee Waiver/Expense Reimbursement

Ladies and Gentlemen:

Loomis, Sayles & Company, L.P. (“Loomis Sayles”) notifies you that it will waive its management fee and, to the extent necessary, reimburse certain expenses of the Funds listed below through January 31, 2025 in order to limit the Funds’ total annual fund operating expenses, exclusive of acquired fund fees and expenses, brokerage expenses, interest expense, taxes, and organizational and extraordinary expenses, such as litigation and indemnification expenses, to the following annual rates:

Name of Fund	Expense Cap

July 1, 2023 through January 31, 2025:

Loomis Sayles Global Allocation Fund[1]	1.20% for Class A shares
1.95% for Class C shares
0.90% for Class N shares
1.20% for Class T shares
0.95% for Class Y shares

Loomis Sayles Growth Fund[1]	1.00% for Class A shares
1.75% for Class C shares
0.70% for Class N shares
1.00% for Class T shares
0.75% for Class Y shares

Loomis Sayles Institutional High Income Fund	0.73% for Institutional Class shares

Loomis Sayles Small Cap Growth Fund	0.95% for Institutional Class shares
1.20% for Retail Class shares
0.90% for Class N shares
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February 1, 2024 through January 31, 2025:

Loomis Sayles Core Plus Bond Fund[2]	0.74% for Class A shares
1.49% for Class C shares
0.44% for Class N shares
0.74% for Class T shares
0.49% for Class Y shares

Loomis Sayles Credit Income Fund[1]	0.82% for Class A shares
1.57% for Class C shares
0.52% for Class N shares
0.57% for Class Y shares

Loomis Sayles Fixed Income Fund	0.65% for Institutional Class shares

Loomis Sayles Global Bond Fund	0.69% for Institutional Class shares
0.94% for Retail Class shares
0.64% for Class N shares

Loomis Sayles Inflation Protected Securities Fund	0.40% for Institutional Class shares
0.65% for Retail Class shares
0.35% for Class N shares

Loomis Sayles Intermediate Duration Bond Fund[1]	0.65% for Class A shares
1.40% for Class C shares
0.35% for Class N shares
0.65% for Class T shares
0.40% for Class Y shares

Loomis Sayles Limited Term Government and Agency Fund[1]	0.70% for Class A shares 1.45% for Class C shares 0.40% for Class N shares 0.70% for Class T shares 0.45% for Class Y shares

Loomis Sayles Small Cap Value Fund	0.90% for Institutional Class shares
1.15% for Retail Class shares
1.40% for Admin Class shares
0.85% for Class N shares

Loomis Sayles Small/Mid Cap Growth Fund[1]	0.85% for Institutional Class shares
0.83% for Class N Shares

[1]	Natixis Advisors will bear a portion of the waiver/reimbursement. The Natixis Advisors portion of the waiver/reimbursement will be equal to the ratio of the Natixis Advisors Support Services Fee divided by the management fee earned by Loomis Sayles.
[2]	The expense caps above account for advisory administration fees payable to Natixis Advisors, LLC (“Natixis Advisors”). Loomis Sayles and Natixis Advisors have agreed to equally bear the waiver/reimbursement.
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In addition, Loomis Sayles will waive its management fee on any portion of Loomis Sayles Growth Fund’s assets that are invested in the Natixis Loomis Sayles Focused Growth ETF.

With respect to each Fund, subject to applicable legal requirements, Loomis Sayles shall be permitted to recover, on a class-by-class basis, management fees waived and/or expenses reimbursed subsequent to the effective date of this undertaking in later periods to the extent that a class’ total annual fund operating expenses fall below both 1) the class’ applicable expense limitation at the time such amounts were waived/reimbursed and 2) the class’ current applicable expense limitation, provided, however, that a Fund is not obligated to repay any such waived/reimbursed fees and expenses more than one year after the end of the fiscal year in which the fee/expense was waived/reimbursed.

During the period covered by this undertaking, the expense cap arrangement set forth above for each of the Funds may only be modified by a majority vote of the “non-interested” Trustees of the Trusts affected.

For purposes of determining any such waiver or expense reimbursement, expenses shall not reflect the application of balance credits made available by the Funds’ custodian or arrangements under which broker-dealers that execute portfolio transactions for the Funds agree to bear some portion of the Funds’ expenses.

We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-1A for the above referenced Funds with the Securities and Exchange Commission, in accruing each Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

Loomis, Sayles & Company, L.P.

By:	/s/ Gregory Woodgate
Name:	Gregory Woodgate
Title:	Chief Accounting Officer, Finance Director and Treasurer
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